PURCHASE AND LICENSING AGREEMENT

THIS AGREEMENT is made this 2nd day of December 2013, by and between World Moto Co., Ltd., a wholly owned Thailand based subsidiary of World Moto Inc., with its principal place of business located at Pathumthani, Thailand (the "Company") and Mobile Advertising Ventures Ltd., a Thailand limited company with its principal place of business located at Bangkok, Thailand (the "Purchaser") together the Parties (“Parties”).

WHEREAS:

A.

World Moto has developed a product called the Wheelies which displays static and streaming media content on the wheels of motorcycles and automobiles providing a unique mobile medium for advertising, broadcasting, self-expression and publishing; and.

B.

Mobile Advertising Ventures has expressed an interest in buying a specific number of Wheelies and licensing the associated software so that it may procure third party advertising revenues on a non exclusive basis in the greater Bangkok Metropolitan Area.

C.	Both Parties recognize that each other provides key components to operate a successful advertising business in the aforementioned geographic region.

D.	The parties have agreed to enter into this Agreement on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements, the Parties agree as follows:

I
PURCHASE AND LICENSE AGREEMENT

1.	Sale. The Company hereby sells to the Purchaser the Wheelies Preview Product ("Wheelie") under the following terms and conditions:

	a.	Ten (10) Wheelies Preview Product wheels at a total price of $35,000.00 USD exclusive of 7% Thailand VAT, the 10 wheels to be delivered to the Purchaser on or before December 31, 2013

	b.	An option for the Purchaser to acquire up to one hundred and ninety (190) Wheelies at a price of $3500.00 per unit exclusive of 7% Thailand VAT on or before December 31, 2014

2.

Software Licensing: The Company hereby licenses to the Purchaser the software to operate the Wheelies and Wheelies Preview Product ("Wheelie Software") for third party advertising and promotion under the following terms and conditions:

	a.	The purchaser has the non exclusive right for advertising in the following localities:
		i.	Greater Bangkok Metropolitan area, including Bangkok, Pathumthani, Samut Prakan, Nonthaburi, Nakhon Pathom and Samut Sakhon provinces.
b.

All advertising rates and revenues are to be calculated in the market currency of the relevant locality and converted into USD at the prevailing market rate on the final day of the quarter as determined by the following authorities:

		i.	Greater Bangkok Metropolitan area – Published TT buying rate from Bangkok Bank
	c.	The Purchaser shall pay the Company a fee based on net revenue from advertising sales as defined in the table in Annex 1.

3.

Prices (Wheelies). All prices stated are FOB the Company's offices in Thailand. Payment should be made to World Moto Co., Ltd. Prices do not include transportation costs which shall be borne by Purchaser. Prices do not include applicable taxes and fees for the products sold under this Agreement, except where specifically required by law and noted as such in this agreement. Terms are net cash upon delivery, except where satisfactory credit is established in which case terms are net thirty (30) days from date of delivery. The Company reserves the right to revoke any credit extended at the Company's sole discretion. Purchaser agrees to pay such invoices when due regardless of other scheduled deliveries. Invoices not paid within thirty (30) days of the invoice date will have one and one half percent (1-1/2%), or the maximum amount allowed under applicable laws, whichever is lower, per month finance charge assessed against the unpaid balance from the date of invoice until the date of payment.

4.	Payment Terms (Software Licensing)

a.

Purchaser shall pay Company on a quarterly basis on the twenty first (21st) day of the month following the last day of the quarter for all commissions collected under the terms of this Agreement in the quarter prior, subject to any adjustments or reconciliation payments required from time to time pursuant to this Agreement.

b.

Books and Records – Purchaser will issue a quarterly statement detailing the calculation of revenues to accompany each payment period. Upon reasonable notice of not less than 10 days, Company may, at its expense, inspect such books of account and records. If an inspection determines that Purchaser has not paid the correct amounts due, then the parties will make the necessary adjusting payment within 14 calendar days after such determination. If Purchaser has underpaid the correct amount due by more than 5%, then Purchaser will bear the cost of the inspection.

c.

Interest on Overdue Payments – Overdue interest is set at the rate of 0.5% per month, compounded monthly, on all payments of funds due and owing to Company under this Agreement and which have become overdue. Interest will accrue at the aforesaid rate on a daily basis until the outstanding payments have been made.

	d.	Partiesduties and other governmental charges, however labeled, (collectively, “Taxes”) that are imposed by any lawful authority in connection with this Agreement.

II
PROPRIETARY RIGHTS

1.

Ownership of Trademarks, Patents and Copyrights. Purchaser hereby acknowledges the Company's exclusive right, title and interest in and to any and all trademarks and trade names (hereinafter such trademarks and trade names shall be collectively referred to as the “Trademarks”), patents (“Patents”) and copyrights (“Copyrights”) which the Company may have at any time adopted, used, registered or been issued in the United States, Thailand or in any other location, and Purchaser agrees that it shall not do, or cause to be done, any acts or things contesting or in any way impairing or tending to impair any portion of Company’s right, title and interest in and to the Trademarks, Patents and Copyrights. Purchaser further acknowledges that, in connection with any reference to the Trademarks, Patents and Copyrights, Purchaser shall not in any manner represent that it possesses any ownership interest in the Trademarks, Patents and Copyrights or the registration thereof, nor shall any action taken by Purchaser or on Purchaser’s behalf create in Purchaser’s favor any right, title or interest in and to the Trademarks, Patents and Copyrights.

2.

Copyright Protection. Purchaser acknowledges the validity of the Copyrights in any and all written material and/or packaging to which the Company has filed a claim for copyright protection. Additionally, Purchaser recognizes the Company’s exclusive right to seek copyright protection for and/or the registration of copyright of any translation of any and all sales literature, promotional or descriptive material furnished to Purchaser by Company.

3.

Patent Protection. Purchaser acknowledges the validity of the Patents in the Products and in any and all other products or items which have been patented by the Company. Additionally, Purchaser recognizes Company’s exclusive right to apply for a patent for any new products which may subsequently automatically be covered by this Agreement.

4.

Prominence of Trademarks, Patents and Copyrights. Purchaser agrees to give due prominence to the fact that the Trademarks, Patents and Copyrights are the property of Company and in the event that Purchaser refers to the Trademarks, Patents and Copyrights in advertising, promoting or in any other manner so as to identify the Products, Purchaser shall clearly indicate Company’s ownership of the Trademarks, Patents and Copyrights. Purchaser further agrees that before distributing or publishing any sales literature, promotional or descriptive materials, Company has the right to inspect and approve of such materials and the Purchaser shall provide Company with an opportunity to inspect and approve such materials.

5.

Compliance with Laws. Purchaser agrees that, when referring to the Trademarks, Patents and Copyrights, it will comply with any and all applicable federal and provincial laws and regulations pertaining to the Trademarks, Patents and Copyrights or trademarks, trade names, patents or copyrights in general. Purchaser further agrees to comply with any and all marketing requirements pertaining to the Trademarks, Patents or Copyrights or trademarks, trade names, patents and copyrights in general.

6.

Notification of Violations. Purchaser shall promptly notify the Company, in writing, of any and all infringements, imitations, illegal use or misuse of the Trademarks, Patents and/or Copyrights which shall come to Purchaser’s attention. Purchaser further agrees that it shall not at any time take any action in and before any courts, administrative agencies, or other such tribunals, or otherwise attempt to prevent the infringement, imitation, illegal use or misuse of the Trademarks, Patents and/or Copyrights. Purchaser understands that such action falls wholly within the authority of Company as the sole owner of the Trademarks, Patents and Copyrights.

7.

Assistance in the Protection of the Trademarks, Patents and Copyrights. Purchaser agrees to render to Company any and all assistance requested of it by Company in connection with the protection of the Trademarks, Patents and/or Copyrights, whether such protection is sought in and before any courts, administrative agencies or other such tribunals, and to make promptly available to Company the Purchaser’s representatives, employees, officers, directors, attorneys, agents and sub-Purchasers, any files, records, and any other information it possesses or to which it has access which may be of use or valid to Company in such connection.

III
WARRANTY

1.

Equipment Warranty. Company warrants that Purchaser shall acquire Equipment purchased hereunder free and clear of all liens and encumbrances except for Company's purchase money security interest defined in Articles I, 4, above. Company further warrants all Equipment to be free from defects in material or workmanship under normal use and service for a period of [e.g., three hundred sixty (360) days] from the date of delivery. All repair covered by this warranty must be done at Company's factory, or other such warranty repair facilities of Company as designated by Company unless Company specifically directs that this service be performed at another location. Any defect corrected within three hundred sixty (360) days and found to be within this scope of the warranty will be repaired by Company and all charges for labor and material, will be borne by Company. If it is determined that either no fault exists in Company, or the damage to be repaired was caused by negligence of Purchaser, its agents, employees or customers, Purchaser agrees to pay all charges associated with each such repair. THIS CONSTITUTES THE SOLE WARRANTY MADE BY COMPANY EITHER EXPRESSED OR IMPLIED. THERE ARE NO OTHER WARRANTIES EXPRESSED OR IMPLIED WHICH EXTEND BEYOND THE FACE HEREOF, HEREIN, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES AND PURCHASER'S REMEDIES SHALL BE LIMITED TO REPAIR OR REPLACEMENT OF NONCONFORMING UNITS OR PARTS.

2.

Misuse of Equipment. Any tampering, misuse or negligence in handling or use of Equipment renders the warranty void. Further, the warranty is void if, at any time, Purchaser attempts to make any internal changes to any of the components of the Equipment; if at any time the power supplied to any part of the Equipment exceeds the rated tolerance; if any external device attached by Purchaser creates conditions exceeding the tolerance of the Equipment; or if any time the serial number plate is removed or defaced. OPERATION OF THE EQUIPMENT THAT RENDERS THIS WARRANTY VOID WILL BE DEFINED TO INCLUDE ALL OF THE POSSIBILITIES DESCRIBED IN THIS PARAGRAPH, TOGETHER WITH ANY PRACTICE WHICH RESULTS IN CONDITIONS EXCEEDING THE DESIGN TOLERANCE OF THE EQUIPMENT.

IV
TERM OF AGREEMENT

1.	Term. The term of this Agreement shall be for five years from the date hereof, unless sooner terminated. Termination shall not relieve either party of obligations incurred prior thereto.

2.	Termination. This Agreement may be terminated only:

3.

By either party for substantial breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within thirty (30) days thereof; or

4.

By the Company if: there is an unacceptable change in the control or management of the Purchaser; if the Purchaser ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Purchaser, resulting in an adjudication of bankruptcy; or, if the Purchaser fails to pay its debts as they become due and provided due notice has been given by the Company to the Purchaser and the Purchaser has not cured such breach within thirty (30) days thereof;

5.	By Company any time after the end of the third year of this Agreement, upon the Company giving the Purchaser ninety (90) days advanced written notice of its intention to so terminate;

6.

Upon termination of this Agreement all further rights and obligations of the parties shall cease, except that Purchaser shall not be relieved of (i) its obligation to pay any monies due, or to become due, as of or after the date of termination, and (ii) any other obligation set forth in this Agreement which is to take effect after the date of termination. Purchaser shall have the right to continue to purchase spare parts in accordance with Article VI.

V
NOTICES

1.

Notice or Communication. Any notice or communication required or permitted hereunder (other than Administrative Notice) shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party.

Notices and communications to Company shall be sent to:

World Moto Co., Ltd.
131 Thai Science Park INC-1 #214
Klong 1, Klong Luang
Pathumthani, Thailand
12120

Notices and communications to Purchaser shall be sent to:
Mobile Advertising Ventures
19/125 Sukhumvit Suites, 13th Floor
Soi 13 Sukhumvit Road.
North Klongtan, Wattana,
Bangkok, Thailand
10110

Notices and communications to Purchaser shall be sent to address shown on first page of this Agreement. Any notices or communications to either party hereunder shall be deemed to have been given when deposited in the mail, addressed to the then current address of such party.

2.

Date of Effectiveness. Any such notice or communication so mailed shall be deemed delivered and effective 6 working days after mailing thereof by priority express postal courier, where a working day is to be considered based on the normal schedule of the postal service at the location of the recipient of the communication.

VI
GENERAL PROVISIONS

3.

Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of vendor and vendee and all rights and powers not expressly granted to the Purchaser are expressly reserved to the Company. The Purchaser shall have no right, power or authority in any way to bind the Company to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

4.

Independence of Parties. Nothing contained in this Agreement shall be construed to make the Purchaser the agent for the Company for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party. The Purchaser specifically agrees that it shall have no power or authority to represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

5.

Indemnity. The Purchaser agrees to hold the Company free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of the Purchaser; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; (c) arising from acts of third parties in relation to products sold to the Purchaser under this Agreement; or (d) as a result of the Purchaser or any of his agents displaying inappropriate, illegal, unlicensed or unauthorized content on the Wheelies, including, but not limited to execution of liens and security interests by third parties with respect to any such products.

6.	Assignment. This Agreement constitutes a personal contract and Purchaser shall not transfer or assign same or any part thereof without the advance written consent of Company.

7.

Entire Agreement. The entire Agreement between the Company and the Purchaser covering the Equipment is set forth herein and any amendment or modification shall be in writing and shall be executed by duly authorized representatives in the same manner as this Agreement. The provisions of this Agreement are severable, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the parties hereto. Any provisions, terms or conditions of Purchaser's Purchase Orders which are, in any way contradicting of this Agreement, except those additional provisions specifying quantity and shipping instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to Purchaser.

8.	Currency. All references to dollar amounts are references to lawful currency of the United States of America, unless expressly stated to be otherwise.

9.

Applicable Law. This Agreement shall be governed by the laws of the Kingdom of Thailand and is accepted by Company at its Corporate Office at 131 Thai Science Park INC-1 #214, Klong 1, Klong Luang, Pathumthani, Thailand, 12120. All payments hereunder shall be made at Company's offices at 131 Thai Science Park INC-1 #214, Klong 1, Klong Luang, Pathumthani, Thailand, 12120. Company's rights granted hereby are cumulative and in addition to any rights it may have at law or equity.

10.

Separate Provisions. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

World Moto Co., Ltd.

By:    /s/
(Authorizing Officer)

Mobile Advertising Ventures Ltd.

By:     /s/
(Authorizing Officer)

Annex 1

In the following rate schedule, net revenue is defined as gross revenue from third party advertising, promotion or similar on the Wheelies less commissions which shall be no more than twenty five percent (25%) of the gross revenue.

Net revenue per wheel per quarter	Fee due to Company

$0 to $10,000	0%
$10,001 to $25,000	7.5% of the amount over $10,000
$25,000 to $50,000	$1125 + 5% of the amount over $25,000
over $50,000	$2375 + 2.5% of the amount over $50,000

The above rates are inclusive of 7% Thailand VAT